CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Current Report on Form 8-K/A of our report dated April 11, 2006 relating to the Statement of Combined Revenues and Direct Operating Expenses of the Hudson Properties Purchased from Certain Private Companies of Cadence Resources Corporation and Subsidiaries for the year ended December 31, 2005 and from commencement of operations in 2004 to December 31, 2004, appearing in such Current Report.


RACHLIN COHEN & HOLTZ LLP

Miami, Florida
April 14, 2006